UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

May 6, 2010 (April 30, 2010)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On April 30, 2010, NeurogesX, Inc., a Delaware corporation (“NGSX”), entered into a Financing Agreement (the “Financing Agreement”) with Cowen Healthcare Royalty Partners, L.P., a limited partnership organized under the laws of the State of Delaware (“Cowen Royalty”). Under the terms of the Financing Agreement, NGSX is expected to borrow, subject to standard closing conditions, $40 million from Cowen Royalty (the “Borrowed Amount”) and NGSX has agreed to repay such Borrowed Amount together with a return to Cowen Royalty, as described below, out of royalty, milestone, option and certain other payments (collectively, “Revenue Interest”) that NGSX may receive under the Distribution, Marketing and License Agreement, dated as of June 19, 2009 (the “Astellas Agreement”), between NGSX and Astellas Pharma Europe Ltd. (“Astellas”), as a result of Astellas commercializing NGSX’s product, Qutenza, in the territory subject to the Astellas Agreement (comprised of the European Economic Area, including all 27 EU-member states, Iceland, Norway and Liechtenstein; Switzerland, and certain countries in Eastern Europe, the Middle East and Africa, collectively referred to as the “Licensed Territory”), including payments that Astellas may make to NGSX to maintain its option to commercialize NGSX’s product candidate NGX-1998 in the Licensed Territory.

Under the Financing Agreement, NGSX is obligated to pay to Cowen Royalty:

•	All of the Revenue Interest payments due to NGSX under the Astellas Agreement, until Cowen Royalty has received $90 million of Revenue Interest payments; and

•

5% of the Revenue Interest payments due to NGSX under the Astellas Agreement for Revenue Interests received by Cowen Royalty over $90 million and until Cowen Royalty has received $106 million of Revenue Interest payments.

The obligation of NGSX to pay these Revenue Interests during the term of the Financing Agreement is secured under a security agreement by rights that NGSX has to Revenue Interests under the Astellas Agreement, and by intellectual property and other rights of NGSX to the extent necessary or used to commercialize products covered by the Astellas Agreement in the Licensed Territory.

NGSX also has the option to pay a prepayment amount to terminate the Financing Agreement at NGSX’s election at any time or in connection with a change of control of NGSX. Such amount is set at a base amount of $76 million (or $68 million if it is being exercised in connection with a change of control), or, if higher, an amount that generates a specified internal rate of return on the Borrowed Amount as of the date of prepayment, in each case reduced by the Revenue Interest payments received by Cowen Royalty up to the date of prepayment.

Unless terminated earlier pursuant to a prepayment, the Financing Agreement also terminates on the earlier of:

•	The time when Cowen Royalty has received at least $106 million of Revenue Interest payments; or

•

The maturity date, which is the latest to occur of 10 years following the first commercial sale of Qutenza in the Licensed Territory or the last to expire of any patents or regulatory exclusivity covering the products commercialized under the Astellas Agreement in the Licensed Territory.

If Cowen Royalty has not received Revenue Interest payments totaling at least $40 million by the maturity date, NGSX will be obligated to pay to Cowen Royalty the difference between such amount and the Revenue Interests paid to Cowen Royalty under the Financing Agreement up to such date.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the Financing Agreement is hereby incorporated by reference.

Item 8.01.	Other Events.

On April 30, 2010, NeurogesX, Inc. issued a press release entitled “NeurogesX Enters $40 Million Royalty Financing Agreement with Cowen Healthcare Royalty Partners.”

A copy of the press release, dated April 30, 2010, is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein. The contents of the press release are deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed as part of this Form 8-K.

Exhibit No.	Description

99.1	Press Release entitled “NeurogesX Enters $40 Million Royalty Financing Agreement with Cowen Healthcare Royalty Partners.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

Date: May 6, 2010	By:	/s/ STEPHEN F. GHIGLIERI
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer and Chief Financial Officer